Exhibit 10.2

AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into as of August 2, 2007 by and between Tumbleweed Communications Corp. (the “Company”) and Jeffrey C. Smith (“Mr. Smith”) (together the “Parties”).

R E C I T A L S

WHEREAS, the Parties wish to clarify and amend that certain Transition Agreement dated June 30, 2005 (the “Transition Agreement”), by and between the Parties.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Section 1 of the Transition Agreement is amended to read as follows:

SERVICE TO THE COMPANY. Mr. Smith shall serve as a special advisor to the Company’s Chief Executive Officer and will provide advisory services to the Company’s Chief Executive Officer as requested.

2. Section 2 of the Transition Agreement is amended to read as follows:

CONSIDERATION.

a. The Company agrees to provide Mr. Smith with the following payments and benefits (the “Consideration”): The Company shall pay Mr. Smith the sum of $100,000 per year (“Director Compensation”) on a semi-monthly basis, less all applicable tax withholding, in addition to the standard compensation package for Directors, and Mr. Smith’s Company stock options shall continue to vest in accordance with the terms and conditions of the option plans under which such options were granted; provided, however, that the Parties agree that the Director Compensation will be treated as 1099 income for tax purposes and Mr. Smith will be responsible for payment of all federal, state and local taxes with respect to such Director Compensation and other Consideration.

b. Mr. Smith acknowledges and agrees that, except for the Consideration, he shall not be entitled to receive any other compensation or benefits of any sort including, without limitation, salary, bonuses or any other form of compensation or benefits from the Company or any of its officers, directors, employees, agents, insurance companies, subsidiaries, successors or assigns at any time.

c. If a Change of Control as defined below, occurs during the Transition Term, Mr. Smith will receive all Consideration through the Transition Term and accelerated vesting with respect to 100% of the then unvested portion of all outstanding equity awards. For all purposes under this Agreement, “Change of Control” shall mean (i) a merger, reorganization, consolidation or similar event, whether in a single transaction or in a series of transactions (collectively the “Transaction”) unless immediately following such Transaction (and after giving effect to such Transaction) the Company’s stockholders immediately prior to the Transaction own at least 50% the total combined voting power of the surviving or acquiring entity in substantially the same proportions as their ownership of the voting power of the Company’s outstanding securities immediately before such Transaction; (ii) any person (having the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (“1934 Act”) and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)) has or acquires beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of at least 50% of the total combined voting power of the Company’s outstanding securities; (iii) the sale, transfer or other disposition of all or substantially all of the Company’s assets; or (iv) a complete liquidation or dissolution of the Company.

3. In all other respects the Transition Agreement is not amended.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

TUMBLEWEED COMMUNICATIONS CORP.		MR. SMITH

By:	/s/ James J. MacDonald	/s/ Jeffrey C. Smith
Its:	Assistant Secretary	Jeffrey C. Smith

2